As filed with the Securities and Exchange Commission on December 30, 2005
                                               Registration No. ____________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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                                NT HOLDING CORP.
             (Exact name of registrant as specified in its charter)

           Nevada                                     73-1215433
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                     Identification No.)

                        8th Floor, No. 211 Johnston Road
                               Wanchai, Hong Kong
               (Address of Principal Executive Offices) (Zip Code)

                                NT HOLDING CORP.
                          2005 STOCK COMPENSATION PLAN

                                  Chun Ka Tsun
                        8th Floor, No. 211 Johnston Road
                               Wanchai, Hong Kong
                                 (852) 9188-2864
                     (Name, address and telephone number of
              Registrant's executive offices and agent for service)

                                   Copies to:

                              Vincent & Rees, L.C.
                               Attn: David M. Rees
                               175 East 400 South
                                   Suite 1000
                           Salt Lake City, Utah 84111
                                 (801) 303-5730

                         CALCULATION OF REGISTRATION FEE
==================================================================
Title of        Amount            Proposed   Proposed   Amount
Securities      to be             Maximum    Maximum    of
to be           Registered        Offering   Aggregate  Registra-
Registered      (1) (2)           Price      Offering   tion Fee
                                  Per Share  Price      (4)
                                  (3) (4)    (3) (4)
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Common Stock,   1,270,000         $0.45      $571,500   $67.27
Par value       Shares            Per Share
$0.001
Per Share
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(1) Covers 1,270,000 shares issuable under the NT Holding Corp. 2005 Equity
Incentive Plan (the "Plan").

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement is deemed to include additional shares issuable under the terms of the Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(3) Estimated solely for the purpose of calculating the registration fee.

(4) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the common stock offered hereunder pursuant to the Plan is based on 1,270,000 shares reserved for issuance under the Plan at a price per share of $0.45, which is the average of the bid and ask price for the shares on the OTC Bulletin Board on December 30, 2005.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference into this registration statement:

     (a) The Annual Report for the year ended December 30, 2004, filed by the Registrant with the Securities and Exchange Commission (the "Commission") on Form 10KSB on April 15, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

     (b) The Quarterly Reports for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, filed by the Registrant with the Commission on Form 10QSB on May 9, 2005, August 15, 2005, and November 21, 2005, respectively. The Current Reports filed by the Registrant with the Commission on Form 8-K on August 19, 2005, August 29, 2005, August 31, 2005, September 13, 2005, September 16, 2005, November 1, 2005, November 4, 2005, November 14, 2005, November 23,
2005, December 1, 2005, and December 15, 2005.

     (c) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Vincent & Rees, LC has given an opinion on the validity of the securities being registered hereunder. Jeff Vincent and David Rees, partners of the law firm, collectively own approximately 100,000 shares of the Registrant's restricted common stock.

Item 6.  Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is judged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

As permitted by Nevada law, the Company's Articles of Incorporation contain articles for indemnification of directors, officers, employees or agents of the Registrant with respect to actions, suits or proceedings other than by or in the right of the Registrant and for actions or suits by or in the right of the Registrant; provided that with respect to actions or suits by or in the right of the Registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant or where such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper. Such indemnification provides for an advance of costs, charges and expenses. The Registrant is authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant. Further, the affirmative vote of at least two-thirds of the total votes eligible to be cast shall be required to amend, repeal or adopt any provision inconsistent with the article giving rise to indemnification of directors, officers, employees or agents of the Registrant.

The Company's Bylaws also provides that no director or officer of the Registrant shall be liable for the acts, defaults or neglects of any other director or officer, or for any loss sustained by the Registrant, unless the same has resulted from his own willful misconduct, willful neglect or negligence.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed as a part of this registration statement.

         5.1  Opinion of Counsel as to the legality of the shares being offered

         23.1 Consent of Madsen & Associates CPAs, Inc.

         23.2 Consent of Counsel (contained in Exhibit 5.1)

         99.1 NT Holding Corp. 2005 Equity Incentive Plan

ITEM 9. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on this 29th day of December, 2005.

                                NT HOLDING CORP.
                                a Nevada Corporation


                                /s/ Chun Ka Tsun
                                --------------------------------------------
                                By:   Chun Ka Tsun
                                Its:  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:


Dated:  December 29, 2005       /s/ Chun Ka Tsun
                                -----------------------------------
                                Chun Ka Tsun, Chief Executive Officer
                                and Director

Dated:  December 29, 2005       /s/ Michael Woo
                                -----------------------------------
                                Michael Woo, Director